Exhibit 99.1

IDT Reports Results for Second Quarter Fiscal 2008

NEWARK, NJ — March 11, 2008 — IDT Corporation (NYSE: IDT, IDT.C) announces operating results for the second quarter of fiscal 2008, the three months ended January 31, 2008.

•	Q2 revenues: $476.7 million, down 7.0% year-over-year.

•	Q2 net loss: ($62.5) million, versus net loss of ($27.0) million one year ago.

•	Q2 pretax loss from continuing operations was ($57.3) million, compared with ($24.5) million in the year-ago period.

•	Q2 net loss per share of ($0.83), versus net loss per share of ($0.33) one year ago.

•	Cash, cash equivalents, marketable securities, and investments totaled $410.6 million as of the end of the second fiscal quarter.

SUMMARY OF OPERATING RESULTS

Because IDT Carmel, our receivables portfolio management and collection business, has become a larger contributor to overall IDT Corporation results, this quarter we have begun to report it as a separate business segment instead of as part of IDT Capital, as in prior period reports. Prior period results have been reclassified to conform to the current presentation. The following table summarizes the operating performance of IDT’s continuing businesses:

$ millions	Revenues			Income (Loss) from Operations
	Q208	Q108	Q207	Q208	Q108	Q207
Wholesale Telecom	$264.4	$280.1	$314.6	$1.9	$42.1	$(1.3)
Prepaid Products	202.9	208.9	251.6	(15.1)	(15.9)	(19.5)
Consumer Phone Services	23.0	25.3	34.3	4.0	5.2	8.4
Inter-segment	(103.9)	(111.6)	(153.5)	—	—	—

IDT Telecom Total	386.3	402.6	447.0	(9.2)	31.4	(12.4)
IDT Energy	65.1	42.1	51.9	1.9	1.7	3.6
IDT Capital	13.0	13.7	12.8	(14.4)	(9.7)	(2.8)
IDT Carmel	12.4	9.7	0.8	(12.2)	2.0	(2.0)
Corporate	—	—	—	(19.0)	(21.0)	(13.7)

Total IDT	$476.7	$468.1	$512.5	$(52.9)	$4.3	$(27.3)

Columns in table may not add due to rounding.

Income from operations in our Wholesale Telecom segment in Q1 2008 includes a $40.0 million arbitration award. In Fiscal 2008 we changed our accounting for IDT Carmel operations, as described below. This change accounts for the majority of the changes in revenues from IDT Carmel operations as compared to the year-ago period.

RECENT DEVELOPMENTS

On February 15th we announced the formation of a new IDT division, the American Shale Oil Corporation (AMSO) to manage IDT's U.S. oil shale ventures, including the company's initial foray - its 75% stake in E.G.L. Oil Shale LLC, which was announced on January 22nd.

On February 7th, we closed on the purchase of our headquarters building at 520 Broad St., Newark NJ, in exchange for $23.1 million in cash and the assumption of the remainder of the existing mortgage on the building in the amount of $26.9 million, for a total purchase price of $50 million.

RESULTS OF IDT TELECOM OPERATIONS

Telecom Line of Business Detail

$ millions, except %	Q1 07	Q2 07	Q3 07	Q4 07	FY 07	Q1 08	Q2 08
REVENUES TOTAL	471.2	447.0	415.6	431.9	1765.7	402.6	386.3

Prepaid Products	260.8	251.6	230.7	228.7	971.8	208.9	202.9
CC- United States	215.9	204.9	180.0	175.1	776.0	159.5	161.5
CC- Europe	25.9	25.9	25.4	27.5	104.7	23.4	24.1
CC- Rest of World	7.2	7.8	10.1	7.4	32.5	8.1	7.9
Other	11.8	12.9	15.2	18.8	58.7	17.8	9.4
Wholesale	315.1	314.6	289.2	301.8	1220.6	280.1	264.4
Intersegment Revenues	158.5	153.5	134.9	128.6	575.5	111.6	103.9
Wholesale -Third Party	156.6	161.1	154.3	173.1	645.1	168.5	160.5
Consumer Phone Services	53.8	34.3	30.7	30.0	148.8	25.3	23.0
United States	35.7	33.4	29.5	28.4	127.1	23.5	21.1
Europe	17.5	—	—	—	17.5	—	—
Other	0.6	0.8	1.2	1.6	4.2	1.7	1.9

GROSS PROFIT TOTAL	107.7	86.2	80.6	75.1	349.6	86.9	84.8

Prepaid Products	50.4	34.4	37.3	32.2	154.3	38.5	38.2
Wholesale	36.3	36.5	30.6	27.6	130.9	35.7	36.0
Consumer Phone Services	21.0	15.3	12.8	15.4	64.5	12.7	10.6

GROSS MARGIN TOTAL	22.8%	19.3%	19.4%	17.4%	19.8%	21.6%	22.0%

Prepaid Products	19.3%	13.7%	16.2%	14.1%	15.9%	18.4%	18.8%
Wholesale	11.5%	11.6%	10.6%	9.1%	10.7%	12.8%	13.6%
Consumer Phone Services	39.0%	44.8%	41.6%	51.3%	43.3%	50.2%	46.2%
SG&A including bad debt
TOTAL	87.5	82.2	80.6	113.4	363.7	78.7	78.6

Prepaid Products	41.2	45.5	45.8	86.6	219.1	47.2	46.6
Calling Cards	31.8	35.0	33.5	73.5	173.8	31.9	36.5
Other	9.4	10.5	12.4	13.1	45.4	15.3	10.0
Wholesale	27.9	27.4	26.5	22.4	104.2	24.6	25.8
Consumer Phone Services	18.4	9.3	8.3	4.4	40.4	7.0	6.2
United States	8.3	7.7	6.5	2.8	25.3	5.6	4.7
Europe	8.8	—	—	—	8.8	—	—
Other	1.3	1.7	1.8	1.6	6.3	1.4	1.5

IDT Telecom carried 5.82 billion minutes of traffic for third-party customers in the second quarter of fiscal 2008, a decrease of 1.2% sequentially, and 2.7% versus Q2 2007. Revenues declined 4.0% sequentially and 13.6% compared with the 2007 second quarter. IDT Telecom’s ($9.2) million loss from operations is an improvement relative to the year-ago loss of ($12.4) million. The current quarter operating loss is 6.9% higher than that of Q1 2008, excluding the effects of a $40 million arbitration award recorded in Q1. Despite the sharply lower revenues, the year-over-year improvement in operating performance is due to:

•	Continued reductions in connectivity costs,

•	Reductions in total SG&A expenses, including non-cash compensation, and

•	Lower depreciation expense, due to the sharply lower levels of capex spending.

For IDT Telecom overall, gross profit dollars were 1.6% lower than the year-ago figure and 2.3% lower than the immediately preceding quarter. SG&A expenses fell 4.5% versus one year-ago, and 0.2% sequentially. Depreciation and amortization expense for IDT Telecom fell from $17.9 million in the year-ago period and $15.6 million in the first quarter of 2008 to $14.4 million in the current quarter.

Wholesale Telecommunications Services

Wholesale revenues from third-party customers during the quarter decreased 0.4% year-over-year and 4.8% sequentially. Inter-segment sales continued to decline, primarily as a result of the continued decline in minutes sold by our U.S. calling card business. Total Wholesale segment revenues declined 5.6% sequentially and 16.0% from the second quarter one year ago. In the second quarter, Wholesale carried 5.7 billion minutes, a 2.3% and 1.1% decline compared to the minutes volume delivered in the second quarter one year ago and in Q1 2008, respectively. Gross profit dollars of $36.0 million in Q2 2008 declined 1.3% year-over-year and increased 0.8% sequentially. Gross margins of 13.6% were stronger than past quarters. Wholesale SG&A expenses decreased 6.0% year-over-year and increased 4.80% sequentially. Also, depreciation and amortization expense declined 19.2% year-over-year and 7.9% sequentially, leading to a $3.1 million improvement in the operating loss versus the year-ago figure and a $235,000 operating profit decline (excluding the effect of the arbitration award) sequentially.

Prepaid Products

Prepaid Products revenues in the second quarter decreased 2.9% versus the first quarter of fiscal 2008 and decreased 19.4% from the second quarter one year ago. In the second quarter, our global calling card business terminated 2.2 billion minutes, as compared to 2.3 billion minutes in the first quarter of fiscal 2008 and 3.0 billion minutes in 2007’s second quarter.

Gross profit margins of 18.8% in the second quarter of fiscal 2008 for Prepaid Products were stronger than past quarters, in part due to the boost from seasonally-strong gift cards. SG&A expenses for Prepaid Products increased 2.4% versus the prior year dollar amount and decreased 1.3% versus Q1 2008. SG&A expenses as a percentage of Prepaid Products revenues were 23.0% in Q2 2008, versus 18.1% in the year-ago quarter and 22.6% in Q1 2008. Also, depreciation and amortization expense declined 20.2% year-over-year and 7.9% sequentially, leading to a $4.4 million reduction in operating loss versus the year-ago figure and a $854,000 reduction sequentially

Consumer Phone Services

Consumer Phone Services revenues for the second quarter were 8.9% lower than those recorded in the first quarter of fiscal 2008, and 32.8% lower than last year’s comparable quarter due to continued attrition of customers. Our strategy is to continue to manage this business for cash-flow maximization.

RESULTS OF IDT ENERGY OPERATIONS

$ millions, except %	Q1 07	Q2 07	Q3 07	Q4 07	FY 2007	Q1 08	Q2 08
REVENUES	$36.2	$51.9	$57.3	$45.3	$190.7	$42.1	$65.1
GROSS PROFIT	8.4	7.1	6.4	4.6	26.5	5.4	6.8
GROSS MARGIN %	23.2%	13.7%	11.2%	10.1%	13.9%	12.9%	10.4%
SG&A including bad debt	3.5	3.5	4.0	4.0	15.0	3.8	4.7
ENDING METERS SERVED (000)	258	271	284	300	300	312	318

IDT Energy increased its base of meters served 17.3% in Q2 2008 compared to the year-ago period, and 1.9% versus the Q1 2008 total. Plans for further growth are centered on adding incremental customers in several upstate NY regions, and IDT Energy is considering expanding into additional states.

Revenues increased 25.3% compared with the year-ago period, driven by a 25% increase in gas meters, a 12% increase in electric meters, higher gas consumption due to colder weather versus the year ago period, and price increases of about 10% for gas and 9% for electricity.

Gross margins in IDT Energy for the quarter were 10.4%, compared with 13.7% in the year-ago period, mostly due to atypically strong gross margins for gas in the year-ago period. Operating profits for the quarter fell to $1.9 million from $3.6 million in the year-ago period due to decreases in the gross profits and increases in SG&A. IDT Energy plans to continue to target margins per unit that will achieve profitability, and will take advantage of opportunities to maximize the margin per unit as they arise.

RESULTS OF IDT CAPITAL OPERATIONS

$ millions, except %	Q1 07	Q2 07	Q3 07	Q4 07	FY 2007	Q1 08	Q2 08
REVENUES
TOTAL	$13.0	$12.8	$11.5	$13.6	$50.9	$13.6	$13.0
Local Media	6.0	5.4	4.9	6.7	23.0	6.0	5.2
Internet Mobile Group	—	0.1	0.1	1.5	1.7	2.2	2.4
Capital- Other	7.0	7.3	6.5	5.4	26.2	5.4	5.4
GROSS PROFIT
TOTAL	6.8	8.7	5.0	7.4	27.9	6.0	5.8
Local Media	4.3	3.9	3.1	4.9	16.2	4.4	3.4
Internet Mobile Group	—	0.1	0.1	0.6	0.8	0.9	1.0
Capital- Other	2.5	4.7	1.8	1.9	10.9	0.7	1.4
GROSS MARGIN %
TOTAL	53.0%	68.1%	43.1%	54.2%	54.9%	43.9%	44.7%
Local Media, GM %	72.6%	72.6%	62.6%	73.3%	70.7%	72.7%	66.2%
Internet Mobile Group, GM%	—	100.0%	83.5%	37.9%	43.2%	39.5%	42.1%
Capital- Other, GM %	36.2%	64.5%	27.7%	34.7%	41.6%	13.4%	25.3%
SG&A including bad debt
TOTAL	8.9	10.5	11.8	14.3	45.5	14.3	17.6
Local Media	3.6	4.3	4.1	5.0	17.0	4.6	5.2
Internet Mobile Group	0.3	1.0	0.6	1.5	3.4	1.9	2.6
Capital- Other	5.0	5.3	7.1	7.8	25.2	7.8	9.8

IDT Capital consists of the IDT Local Media businesses (principally the CTM brochure distribution operation and our WMET Washington, D.C. based AM radio station), the Internet Mobile Group (Zedge—a website providing a creation and distribution platform for mobile content—and IDW, an established leader in the publication of comic books and graphic novels) and other smaller businesses. In Q2 2008 IDT Capital reported a revenue increase of 1.6% year-over-year and a 5.2% decrease sequentially. IDT Capital reported an operating loss of ($14.4) million in the second quarter of fiscal 2008, versus a loss of ($2.9) million in the year-ago quarter and ($9.7) million in Q1 2008. Most of the increased losses versus Q1 results were due to increased losses in Local Media businesses and from an increase in legal fees in “Other Capital”. Most of the decline compared with the year-ago period was attributable to expenses included under “Other Capital,” primarily legal fees.

Local Media’s revenues and margins were adversely impacted by the closure of Broadway shows, reducing the need for brochures describing the shows until they reopened.

The Internet Mobile Group has grown dramatically since last year. In terms of usage and brand name, Zedge currently attracts approximately 4 million unique visitors per month. At this point, most of the Internet Mobile Group’s revenues are generated by IDW. The SG&A increases are primarily due to the hiring of key personnel in both Zedge and IDW to continue their growth.

Both Zedge and IDW reported significant developments in this quarter:

•

Zedge traffic continues to grow, with month over month sequential traffic growth of over 10% in Q2 2008. At the end of this quarter, Zedge had approximately 7.35 million registered users from 220 countries, and is now adding in excess of 120,000 registrants per week. Monthly page views have more than doubled over the last year to exceed 300 million page views (month of January). Zedge, as mentioned earlier, reached a milestone of 4 million unique visitors in the month of January, and is now distributing 26 million pieces of mobile content per month, including ringtones, wallpapers and themes.

•

In Q2 2008, Zedge began to lay the groundwork for expectations of significant growth over the coming summer months. This includes a full re-architecture of its back-end technology, as well as the beginnings of the site redesign, scheduled to launch in the upcoming Q3. Additionally, Zedge began to make a concerted effort to attract the independent artist community and expects to make an even bigger push in Q4 2008.

•

The feature film version of IDW Publishing's graphic novel, 30 Days of Night, topped the box office when it premiered in October 2007, and this led to particularly strong sales of this title in Q2 2008. IDW continues to develop into a conduit for motion picture production houses that are looking to license their movies into the comic book format, and IDW has seen strong sales of these licensed properties.

•

In January, IDW Publishing launched a new children’s division called Jonas Publishing and a new imprint, Worthwhile Books. To launch the imprint, IDW Publishing has inked a significant agreement with a UK children's publisher, Meadowside Books, and is striking deals with top Hollywood writers to create children's books. IDW plans to release its first children’s book in Q3 2008.

Additionally, the Internet Mobile Group is building a site for IDT’s Made-in-USA project. A Q4 2008 launch is planned.

RESULTS OF IDT CARMEL OPERATIONS

$ millions, except %	Q1 07	Q2 07	Q3 07	Q4 07	FY 2007	Q1 08	Q2 08
REVENUES	$1.9	$0.8	$1.0	$1.8	$5.5	$9.7	$12.4
GROSS PROFIT	0.5	(0.9)	(2.3)	(3.6)	(6.3)	3.3	5.7
GROSS MARGIN %	26.9%	-113.7%	-241.3%	-202.9%	-116.7%	34.2%	46.0%
SG&A	0.7	1.0	1.0	1.5	4.2	1.2	1.7
BAD DEBT EXPENSE	—	—	—	—	—	—	16.1
RECEIVABLES UNDER MANAGEMENT	3.7	14.3	34.3	51.1	51.1	81.1	90.3
FACE AMOUNT OF PURCHASES	159	159	300	372	990	412	344
NET EXPENDITURES TO PURCHASE RECEIVABLES	6	13	28	31	79	37	30

IDT Carmel recorded an operating loss of ($12.2) million for the second quarter of fiscal 2008, compared with a loss of ($2.0) million in the year-ago period and operating profits of $2.0 million in the preceding quarter. IDT Carmel’s revenues increased by $11.5 million when compared to the year-ago period and increased by $2.7 million sequentially. The revenue increase compared to fiscal 2007 resulted primarily from changing the method of accounting from Cost Recovery to Effective Yield for recognizing revenue in our purchased debt portfolios business. Under Effective Yield, revenue is recognized on a calculated internal rate of return based on our cash flow expectations for each portfolio. Under Cost Recovery, no revenue is recognized until the cost of the portfolio is completely recovered or sold. Also contributing to the increase in revenue, the total amount of receivables under management increased to $90.3 million at the end of Q2 08 from $14.3 million at the end of Q2 07 and $81.1 million at the end of Q1 08.

In Q2 2008 IDT Carmel recorded bad debt expense of $16.1 million due to actual cash collections that were below expectations and decreases in estimates of future cash collections. This bad debt expense reflects in part the particularly challenging current collection environment as a result of factors in the U.S. economy that IDT Carmel cannot control, which are likely to impact consumers’ willingness and ability to repay their debts to IDT Carmel. These factors include, among others: a slowdown in the economy, problems in the credit and housing markets and reductions in consumer spending. Under the Effective Yield method in U.S. GAAP, the carrying balance of a portfolio equals the present value of remaining anticipated cash flows discounted using the original gross collection Internal Rate of Return (IRR) calculated when the portfolio was purchased. If, at a subsequent time, collections are expected to be lower than originally anticipated, the new expected collections are discounted back using the original IRR and the result becomes the new carrying balance. The difference between the existing book balance and the new carrying balance is recorded as an impairment of the portfolio which is charged to bad debt expense.

AMERICAN SHALE OIL CORPORATION, LLC

We believe that America pays an astounding price for our dependence on foreign oil—both in terms of direct cost and impact on foreign policy and related items. Yet, with successful technological development, the country could transform itself into an energy self-sufficient nation by exploiting its untapped and unconventional energy resources. The development of the necessary technology faces considerable challenges and financial risks, but we believe that it is an investment that America needs to make. America's unconventional fuel treasure lies in the Green River Formation in Colorado, Utah and Wyoming. The Formation contains the largest known fossil energy reserves in the world. Most of it is in the form of oil shale with proven reserves sufficient to supply America's domestic oil needs for the foreseeable future.

IDT recently formed the American Shale Oil Corporation (AMSO) and invested $2.5 million to purchase a 75% stake in EGL Oil Shale. EGL was awarded a Research, Development and Demonstration lease on 160 acre tracts in Western Colorado by the Bureau of Land Management. Other companies granted similar leases include Shell and Chevron. If EGL's proprietary in-situ retorting technology proves economically viable and environmentally responsible, the company will be awarded the right to operate commercially on an additional adjacent 4,960 acre Preference Right Lease Tract. Recovery rates on portions of the tract could be as high as 2 million barrels per acre.

As the only independent lease holder pursuing in-situ extraction technologies, we are determined that AMSO will become the catalyst for a truly national, collaborative and open approach to unlock the oil shale reserves and help the nation achieve energy independence in an environmentally responsible way. We anticipate investing at least $50 million on investments and development of opportunities in this industry.

IDT CONFERENCE CALL INFORMATION

Conference call today, March 11, 2008, at 4:30 PM Eastern Time.

•	From the U.S., please dial 1-800-351-4893, Passcode IDT.

•	International callers, please dial 1-334-323-7224, Passcode IDT.

•	Replay available for one week at:

1-877-919-4059, Passcode: 73022506 for domestic callers, or

1-334-323-7226, Passcode: 73022506 for international callers.

•

Webcast of the conference call will be available at the direct link on www.idt.net. An archived copy of the call will be available at the IDT Website, in the Investor Relations section under the Presentations heading for at least six months after the call.

•	Additional financial and statistical information is available on the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

ABOUT IDT CORPORATION

IDT Corporation is a multinational holding company with operations that span several industries. Our principal businesses consist of:

•

IDT Telecom, through which we provide telecommunications services and products worldwide to retail and wholesale customers, including prepaid and rechargeable calling cards, consumer local and long distance service, prepaid wireless phone services and wholesale carrier services;

•	IDT Energy, which operates our Energy Services Company, or ESCO, in New York State;

•	IDT Carmel, our receivables portfolio management and collection businesses;

•	American Shale Oil Corporation (AMSO), formed in February 2008 to manage IDT’s U.S. oil shale ventures;

•	IDT Local Media, which is primarily comprised of CTM Brochure Display, our brochure distribution company, and the WMET-AM radio station in the Washington D.C. metropolitan area; and

•

IDT Internet Mobile Group, which is a new media company that leverages digital, mobile, and traditional distribution mechanisms to create and distribute content. It does this through its Zedge and IDW arms. Zedge is a website and platform geared toward the production and distribution of mobile content. IDW is a comics, graphic novel, and children’s book publisher that creates and licenses original IP.

We also hold assets and operate other smaller or early-stage initiatives and operations, including intellectual property held in units of IDT Capital, IDT Spectrum, which holds a significant number of Federal Communications Commission licenses for commercial fixed wireless spectrum in the United States, IDT Global Israel, which is primarily comprised of call center operations, and certain real estate investments.

IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those with the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to various risks and uncertainties. These risks and uncertainties include, but are certainly not limited to the specific risks and uncertainties discussed in our reports filed with the SEC. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to IDT as of the date thereof, and IDT assumes no obligation to update any forward-looking statements or risk factors.

Investor Contact	Media Contact
Bill Ulrey 973-438-3838	Michael Glassner 973-438-3553

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2008	2007	2008	2007
	(In thousands, except per share data)
Revenues	$476,737	$512,500	$944,791	$1,034,826
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	373,648	411,369	740,112	810,239
Selling, general and administrative (i)	117,765	108,728	233,143	219,639
Bad debt	18,987	1,481	21,295	4,381
Depreciation and amortization	16,748	19,943	34,567	39,976
Restructuring and severance charges	2,439	1,246	4,182	6,326

Total costs and expenses	529,587	542,767	1,033,299	1,080,561
Arbitration award	—	—	40,000	—
Gain on sale of U.K.-based Toucan business	—	2,918	—	44,671

Loss from operations	(52,850)	(27,349)	(48,508)	(1,064)
Interest income, net	3,224	5,153	5,602	8,756
Other (expense) income, net	(7,618)	365	(1,285)	(1,421)

(Loss) income from continuing operations before minority interests and income taxes	(57,244)	(21,831)	(44,191)	6,271
Minority interests	(9)	(2,642)	(635)	(6,360)
Provision for income taxes	(2,984)	(2,492)	(6,819)	(4,026)

Loss from continuing operations	(60,237)	(26,965)	(51,645)	(4,115)
Discontinued operations, net of tax:
Loss from discontinued operations	—	—	—	(7,165)
(Loss) gain on sale of discontinued operations	(2,232)	—	(4,044)	198,235

Total discontinued operations	(2,232)	—	(4,044)	191,070

Net (loss) income	$(62,469)	$(26,965)	$(55,689)	$186,955

Earnings per share:
Basic and diluted:
Loss from continuing operations	$(0.80)	$(0.33)	$(0.67)	$(0.05)
Total discontinued operations	(0.03)	—	(0.05)	2.30

Net (loss) income	$(0.83)	$(0.33)	$(0.72)	$2.25

Weighted-average number of shares used in calculation of basic and diluted earnings per share	75,022	80,728	77,323	82,930

(i) Stock-based compensation included in selling, general and administrative expenses	$1,792	$2,738	$3,222	$4,451

IDT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31, 2008	July 31, 2007
	(Unaudited)	(Audited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$149,965	$153,845
Marketable securities	130,266	388,140
Trade accounts receivable, net of allowance for doubtful accounts of $19,796 at January 31, 2008 and $19,654 at July 31, 2007	168,788	164,802
Arbitration award receivable	42,934	—
Prepaid expenses	24,966	28,920
Other current assets	91,675	60,452

Total current assets	608,594	796,159
Property, plant and equipment, net	232,454	251,318
Goodwill	101,801	101,515
Licenses and other intangibles, net	11,308	13,824
Investments	130,411	119,052
Deferred income tax assets, net	233,856	—
Other assets	96,562	78,465

Total assets	$1,414,986	$1,360,333

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$56,856	$47,467
Accrued expenses	240,960	288,017
Deferred revenue	100,384	112,757
Capital lease obligations—current portion	21,808	21,049
Notes payable—current portion	4,208	8,095
Other current liabilities	7,021	17,598

Total current liabilities	431,237	494,983
Income taxes payable	363,303	—
Deferred income tax liabilities, net	—	105,049
Capital lease obligations—long-term portion	14,189	23,401
Notes payable—long-term portion	81,451	82,847
Other liabilities	11,892	12,928

Total liabilities	902,072	719,208
Minority interests	9,073	10,963
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000; 25,075 and 25,075 shares issued and 14,632 and 14,996 shares outstanding at January 31, 2008 and July 31, 2007, respectively	251	251
Class A common stock, $.01 par value; authorized shares—35,000; 9,817 shares issued and outstanding at January 31, 2008 and July 31, 2007	98	98
Class B common stock, $.01 par value; authorized shares—200,000; 63,530 and 63,261 shares issued and 51,060 and 56,043 shares outstanding at January 31, 2008 and July 31, 2007, respectively	635	633
Additional paid-in capital	715,052	711,103
Treasury stock, at cost, consisting of 10,443 and 10,079 shares of common stock and 12,470 and 7,218 shares of Class B common stock at January 31, 2008 and July 31, 2007, respectively	(284,218)	(240,355)
Accumulated other comprehensive (loss) income	(151)	10,750
Retained earnings	72,174	147,682

Total stockholders’ equity	503,841	630,162

Total liabilities and stockholders’ equity	$1,414,986	$1,360,333

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended January 31,
	2008	2007
	(In thousands)
Net cash used in operating activities	$(114,317)	$(44,716)
Investing activities
Capital expenditures	(13,618)	(16,553)
(Issuance) collection of notes receivable, net	(595)	275
Investments and acquisitions, net of cash acquired	(17,969)	(3,581)
Proceeds from sale of investments	3,382	—
Proceeds from sale of building	4,872	—
Proceeds from sale of IDT Entertainment, net of cash sold and transaction costs	—	261,604
Proceeds from sale of U.K.-based Toucan business, net of transaction costs	—	38,380
Purchase of debt portfolios	(67,331)	(19,157)
Principal collections and proceeds from resale of debt portfolios	12,130	6,261
Proceeds from sales and maturities of marketable securities	593,396	876,041
Purchases of marketable securities	(349,514)	(898,292)

Net cash provided by investing activities	164,753	244,978
Financing activities
Distributions to minority shareholders of subsidiaries	(2,941)	(8,005)
Proceeds from exercises of stock options	94	4,103
Proceeds from employee stock purchase plan	808	1,075
Proceeds from sale leaseback transactions on capital leases	—	13,283
Repayments of capital lease obligations	(9,237)	(10,741)
Repayments of borrowings	(1,374)	(1,345)
Repurchases of common stock and Class B common stock	(44,036)	(2,476)

Net cash used in financing activities	(56,686)	(4,106)
Discontinued operations
Net cash used in operating activities	—	(20,261)
Net cash provided by investing activities	—	3,847
Net cash provided by financing activities	—	7,536

Net cash used in discontinued operations	—	(8,878)
Effect of exchange rate changes on cash and cash equivalents	2,370	1,780

Net (decrease) increase in cash and cash equivalents	(3,880)	189,058
Cash and cash equivalents, beginning of period	153,845	151,192 (*)

Cash and cash equivalents, end of period	$149,965	$340,250

Supplemental schedule of non-cash investing and financing activities
Receipt of the Company’s Class B common stock and IDT Telecom shares as part of the proceeds from the sale of IDT Entertainment	$—	$226,649

Receipt of marketable securities as part of the proceeds from the sale of U.K.-based Toucan business	$—	$7,851

(*)	Includes cash and cash equivalents of discontinued operations of $32.1 million as of July 31, 2006.

SELECTED CONSOLIDATED FINANCIAL DATA

THREE MONTHS ENDED JANUARY 31, 2008

(In thousands)	Total IDT Corporation	Inter- Segment	Wholesale Telecom	Prepaid Products Telecom	CPS Telecom	IDT Energy	IDT Carmel	IDT Capital	Corporate
STATEMENT OF OPERATIONS DATA
Revenues	$476,737	$(103,917)	$264,375	$202,868	$23,012	$65,068	$12,362	$12,969	$—
Costs and expenses:
Direct cost of revenues (exclusive of depreciation and amortization)	373,648	(103,917)	228,371	164,654	12,387	58,305	6,680	7,169	—
Selling, general and administrative	117,765	—	25,806	45,389	5,096	4,657	1,687	16,955	18,175
Bad debt	18,987	—	(19)	1,193	1,113	50	16,052	598	—
Depreciation and amortization	16,748	—	7,677	6,281	404	30	115	1,669	571
Restructuring and severance charges	2,439	—	675	437	4	89	—	992	242

Total costs and expenses	529,587	(103,917)	262,510	217,954	19,004	63,131	24,533	27,383	18,989

Income (loss) from operations	(52,850)	$—	$1,865	$(15,087)	$4,008	$1,938	$(12,171)	$(14,414)	$(18,989)

Interest income, net	3,224
Other expense, net	(7,618)

Loss from continuing operations before minority interests and income taxes	(57,244)
Minority interests	(9)
Provision for income taxes	(2,984)

Loss from continuing operations	(60,237)
Discontinued operations, net of tax:
(Loss) on sale of discontinued operations	(2,232)

Net loss	$(62,469)